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                                                                     EXHIBIT 5

                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108

TELEPHONE: (617) 573-0100                              FACSIMILE: (617) 227-4420


                                December 14, 2000


Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139

         We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 1,488,630 shares of Genzyme General Division common stock, $0.01 par value (the "Shares"), that are issuable upon the exercise of options assumed by the Company in connection with the merger of GelTex Pharmaceuticals, Inc. ("GelTex") into a wholly-owned subsidiary of the Company pursuant to the terms of the Agreement and Plan of Merger dated as of September 11, 2000, as amended, by and among the Company, GelTex and Titan Acquisition Corp. These options were originally granted to employees and directors under GelTex' Amended and Restated 1992 Equity Incentive Plan and its Amended and Restated 1995 Director Stock Option Plan and are currently exercisable upon the same terms and conditions as provided in the GelTex plan under which the options were issued, except that the assumed options are exercisable for the number of shares of Genzyme General Division common stock equal to the number of shares of GelTex common stock for which the options were exercisable immediately before the merger multiplied by 0.7272 (rounded down to the nearest whole share) at a per share exercise price equal to the exercise price for which the options were exercisable immediately before the merger divided by 0.7272 (rounded up to the nearest whole cent) (the "Exercise Terms").

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that when issued in accordance with the Exercise Terms, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as a part of the Registration Statement.


                                   Very truly yours,

                                   /s/ Palmer & Dodge LLP

                                   Palmer & Dodge LLP